Exhibit 99.1

News Release
Contact: Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com (Media)

Chiquita Brands Names Ronald V. Waters III to Board of Directors

CHARLOTTE, N.C. – October 29, 2012 – Chiquita Brands (NYSE: CQB) announced today the election of Ronald V. Waters III to the Board of Directors, increasing the number of members from eight to nine. Waters, 60, joins the board having most recently served as President and Chief Executive Officer of the LoJack Corporation, a global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles, from January 2009 to May 2010. Waters brings significant management experience in finance, strategic planning and executive leadership. He also has been appointed to serve on the Audit Committee of the Board.

“We are pleased to have Ron join Chiquita’s board,” said Kerrii B. Anderson, chairwoman of the board. “Ron brings with him an extensive and diverse business background in addition to finance and audit experience. His skill set and insight will complement and add to the strengths of the other board members.”

“I am tremendously excited to be joining Chiquita’s board,” said Waters. “I am very impressed with the range of experience and talent on the board, and look forward to helping Chiquita to achieve its strategic vision and grow shareholder value.”

Waters served as a member of the Board of Directors of LoJack from February 2007 to May 2010.  Prior to joining LoJack, he served as Chief Operating Officer (2003 to 2006) and Chief Financial Officer (1999 to 2003) of Wm. Wrigley Jr. Company, a leading global manufacturer of chewing gum, candy and confectionery products.  Other previous experience included serving in various finance positions for The Gillette Company and as a partner at KPMG, LLP. He is currently a director of Fortune Brands Home & Security, Inc. and HNI Corporation.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products - from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit http://www.chiquita.com/.

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